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                          INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                            USLIFE INCOME FUND, INC.
                                       AND
                   THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

         AGREEMENT made this 24th day of September, 1997 by and between USLIFE Income Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a closed-end management investment company ("Fund"), and The Variable Annuity Life Insurance Company, a Texas life insurance company (the "Adviser").

         1. Subject to the supervision of the Fund's Board of Directors, the Adviser will provide the Fund with an investment program complying with the investment objectives, policies and restrictions of the Fund and, in carrying out such program, will be responsible for the investment and reinvestment of the Fund's assets. The Adviser will maintain a trading desk and place all orders for the purchase and sale of portfolio investments for the Fund's account with brokers or dealers selected by the Adviser, or arrange for any other entity to provide a trading desk and to place orders with brokers and dealers selected by the Adviser, subject to the Adviser's control, direction and supervision.

         The Adviser will perform and bear the cost of research, statistical analysis and continuous supervision of the Fund's investment portfolio. At its own expense, the Adviser will also (i) furnish to the Fund office space and all ordinary and necessary office facilities, equipment and personnel for managing the affairs of the Fund and (ii) bear the cost of fees, salaries or other remuneration of directors and officers of the Fund who also serve as directors, officers or employees of the Adviser or any of its affiliated companies; provided, that the Fund will bear the remuneration and other expenses attributable to the offices of the Fund's Secretary and Treasurer and personnel operating under their direction in an amount not more than $50,000 per year.

         2. It is understood that the Fund will pay all its expenses other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by the Fund shall include, without limitation, interest charges, taxes, fees and commissions of every kind, expenses of issue, sale, repurchase, or reissue of shares, expenses of registering or qualifying shares for sale, proxy solicitation fees, charges of custodians (including sums as custodian and for keeping books and similar services to the Fund), transfer agents (including the printing and mailing of reports and notices to shareholders), registrars, auditing and legal services and salaries, fees or other remuneration of persons who are not officers, directors or employees of the Adviser or any of its affiliated companies, and other expenses not expressly assumed by the Adviser hereunder.

         3. For the services furnished by the Adviser hereunder, the Fund shall pay the Adviser as soon as practicable after the last day of each month, an amount equal to (i) .04167% of the net asset value of the Fund less net investment income for such month as of the close of business on the last business day in the month plus (ii) 2.5% of the sum of (a) the Fund's dividend and interest income minus (b) interest on borrowed funds during such month; provided, however, that if expenses



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borne by the Fund (including fees payable to the Adviser hereunder but excluding interest, taxes, brokerage fees and, where permitted, extraordinary expenses) in any fiscal year exceed expense limitations imposed by state securities administrators, as the same shall be applicable from time to time, the Adviser shall reimburse such excess to the Fund.

         The Adviser shall promptly reduce its monthly fee hereunder by the amount of any commissions, tender and exchange offer solicitation fees, other fees, or similar payments received by the Adviser, or any affiliated person of the Adviser, in connection with any of the Fund's portfolio transactions, less the amount of any direct expenses incurred by the Adviser or any affiliated person of the Adviser, in obtaining such commissions, fees, or payments.

         For the purpose of computing this fee the net asset value will be calculated in accordance with generally accepted accounting principles and, hence, will be on an accrual basis. Dividend and interest income is defined as the net income of the Fund calculated in accordance with generally accepted accounting principles but will exclude (a) amortization of premiums or accrual of discounts except for original issue discounts which will be accrued consistent with Federal Income Tax Regulations, and (b) capital gains or losses.

         Consistent with accrual accounting principles, expenses incurred but not paid and interest and dividend income earned but not received will be accrued in arriving at income for fee purposes.

         4. With respect to the period immediately following the commencement of this Agreement and in case of termination of this Agreement during any month, the fee for that month payable in accordance with item (i) of paragraph 3 shall be prorated on the basis of the number of calendar days during which it is in effect.

         5. The Adviser shall, during the term of this Agreement, be entitled to render investment advisory services to others, including without limitation, other investment companies with similar objectives to those of the Fund. The Adviser may, when it deems such to be advisable, aggregate orders for its other customers together with any securities of the same type to be sold or purchased for the Fund in order to obtain best execution and lower brokerage commissions. In such event, the Adviser shall allocate the shares so purchased or sold, as well as the expense incurred in the transaction, in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and the Adviser's other customers.

         Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser who may also be a director, officer or employee of the Fund to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

         6. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course

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of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

         7. The Adviser shall provide for the placement of orders for the purchase and sale of portfolio securities for the Fund. In connection therewith, the Adviser shall use its best efforts to obtain for the Fund the most favorable overall price and execution. The Adviser shall also use its best efforts to obtain for the Fund any tender and exchange offer solicitation fees, other fees, and similar payments available in connection with the portfolio transactions of the Fund. Subject to prior authorization by the Fund's Board of Directors of appropriate policies and procedures, the Adviser may cause the Fund to pay to a broker a commission for effecting a portfolio transaction in excess of the commission another broker would have charged for effecting the same transaction, if the first broker provided brokerage and/or research services, including statistical data, to the Adviser. The Adviser shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement or otherwise, solely by reason of acting according to such authorization.

         In connection with purchases or sales of securities for the investment portfolio of the Fund, neither the Adviser nor its officers or employees will act as a principal or agent for any party other than the Fund or receive any commissions. The Adviser will comply with all applicable laws in acting hereunder including, without limitation, the 1940 Act; the Investment Advisers Act of 1940, as amended; and all rules and regulations promulgated under the foregoing.

         8. The Adviser shall maintain records adequately demonstrating compliance with its obligations under this Agreement and shall report periodically to the Fund's Board of Directors regarding the performance of services under this Agreement.

         9. In connection with the rendering of the services required to be provided by the Adviser under this Agreement, the Adviser may, to the extent it deems appropriate and subject to compliance with the requirements of applicable laws and regulations, make use of its affiliated companies and their employees; provided that the Adviser shall supervise and remain fully responsible for all such services in accordance with and to the extent provided by this Agreement and that all costs and expenses associated with the providing of services by any such companies or employees and required by this Agreement to be borne by the Adviser shall be borne by the Adviser or its affiliated companies.

         10. This Agreement shall become effective as of the date it is approved by a majority of the outstanding voting securities of the Fund, and unless sooner terminated as hereinafter provided, shall remain in force for an initial term of two years from the date of execution, and from year to year thereafter, but only as long as such continuance is specifically approved at least annually
(i) by a vote of a majority of the outstanding voting securities of the Fund or by the Directors of the Fund, and (ii) by a majority of the Directors of the Fund who are not interested persons of the Adviser, cast in person at a meeting called for the purpose of voting on such approval.



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         11. This Agreement may be terminated by the Board of Directors of the
Fund, the vote of a majority of the outstanding voting securities of the Fund or by the Adviser, on not more than 60 nor less than 30 days prior written notice, without the payment of any penalty,. This Agreement shall terminate immediately in the event of its assignment, unless an order is issued by the Securities and Exchange Commission ("SEC") conditionally or unconditionally exempting such assignment from the provisions of Section 15(a) of the 1940 Act, in which event his Agreement shall remain in full force and effect subject to the terms and provisions of said order. In interpreting the provisions of this paragraph 9, the definitions contained in Section 2(a) of the 1940 Act and the applicable rules under the 1940 Act (particularly the definitions of "interested person," "assignment," and "vote of a majority of the outstanding voting securities") shall be applied.

         12. This Agreement shall be interpreted in accordance with applicable federal securities laws and provisions, including definitions therein and such exemptions as may be granted to the Adviser or the Fund by the SEC or such interpretative positions as may be taken by the SEC or its staff. To the extent that the applicable law of the State of Texas, or any of the provisions herein shall conflict with applicable provisions of the federal securities laws, the latter shall control.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date first above written.

                                USLIFE Income Fund, Inc.



Attest: /s/ Cynthia Toles     By: /s/ Norman Jaskol
       -------------------       ---------------------------------
                                         President



                                The Variable Annuity Life Insurance Company.



Attest: /s/ Cynthia Toles    By: /s/ Thomas R. West, Jr.
       -------------------      ----------------------------------
                                         President




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